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Exhibit 99.1

Investor Contact:	Deepak Chaudhry
Phone:	(812) 962-5095
Media Contact:	Eva Schmitz
Phone:	(812) 962-5011
Cell:	(812) 431-7177

FOR IMMEDIATE RELEASE

Accuride Corporation Prices Its Initial Public Offering

        EVANSVILLE, Ind.—April 25, 2005—Accuride Corporation (NYSE:ACW) today announced that it has priced its initial public offering of 11,000,000 shares of common stock at $9.00 per share. Accuride Corporation has granted the underwriters an option to purchase up to an additional 1,650,000 shares at the initial public offering price within 30 days to cover over-allotments, if any.

        Accuride Corporation's common stock is scheduled to commence trading on the New York Stock Exchange under the symbol "ACW" on April 26, 2005.

        Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and UBS Securities LLC are serving as joint book-running managers of the offering. Robert W. Baird & Co. Incorporated and Bear, Stearns & Co. Inc. are acting as co-managers of the offering.

        A final prospectus of the offering may be obtained from Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732); Deutsche Bank Securities Inc., Syndicate Operations, 1251 Avenue of the Americas, New York, NY 10020 (fax: 212-468-5333 or email: prospectusrequest@list.db.com); or UBS Securities LLC, Syndicate Desk, 299 Park Avenue, New York, NY 10171 (tel: 212-821-3000).

        The listing requirements of the New York Stock Exchange require that Accuride Corporation disclose that additional information is available upon which the New York Stock Exchange relied to list the Company, and is included in Accuride Corporation's listing application. Such information is available to the public upon request.

        Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America. Accuride's products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components. Accuride's products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion. For more information, visit Accuride's website at http://www.accuridecorp.com.

        A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on April 25, 2005. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Accuride Corporation Prices Its Initial Public Offering